UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 22, 2013

 SCANSOURCE INC
(Exact name of registrant as specified in its charter)

Commission File Number: 000-26926

SC	57-0965380
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)
6 Logue Court, Greenville, SC 29615
(Address of principal executive offices, including zip code)
864-288-2432
(Registrant’s telephone number, including area code)
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition

On August 22, 2013, ScanSource, Inc. issued a press release announcing its financial results for its fourth quarter and year ended June 30, 2013. A copy of the press release and accompanying presentation slides are attached as Exhibit 99.1 and 99.2 hereto and incorporated herein by reference and also made available through the Company’s website at www.scansourceinc.com.

The information in Items 2.02 and 9.01 of this Current Report on Form 8-K, including the exhibit, is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act.

Item 2.06. Material Impairments

In fiscal year 2009, the Company began developing a standardized enterprise resource planning ("ERP") system based on Microsoft Dynamics AX software. The ERP system was intended to provide operational efficiencies, including the use of a common system throughout the world. In January 2013, the Company filed a lawsuit against its former ERP software systems integration partner, Avanade, Inc. (“Avanade”). The lawsuit alleges, among other things, fraud, tortious misrepresentation and breach of contract on the part of Avanade in connection with its performance on the ERP project and the Company is seeking recovery of damages. The Company engaged a new systems integration partner, Tata Consultancy Services (“TCS”), to replace Avanade. In March 2013, TCS presented an integrated project plan that included the time and costs to complete the project. This plan indicated that the effort remaining was going to approach the $72 million upper end of the Company's previously-disclosed total project cost range with no assurance the system would be successful. In April 2013, the Company moved a significant number of its team members who were working on the ERP project back into business roles and began evaluating alternatives for next steps.

In the current quarter, the ERP team has been focused on working with Microsoft Consulting on alternative options to facilitate completion of the project. Additionally, the ERP team met with other software vendors for an understanding of how their software would meet the needs of the Company. At this time, there is not a viable plan to complete and use the software development of the 2009 Microsoft Dynamics AX-based ERP project.

Based on the above factors, in connection with the preparation and review of the financial statements for the quarter ended June 30, 2013, the Company reviewed the ERP project from an accounting impairment perspective and the Board of Directors approved Management's recommendation on August 20, 2013, that the software is impaired. As of June 30, 2013, the Company wrote off almost all of the total capitalized costs related to its ERP project. The non-cash charge totaled $28.2 million pre-tax ($18.0 million after-tax), which included software development costs, hardware, software interfaces and other related costs. Despite the impairment of the ERP software, the Company remains committed to the implementation of a new ERP system. The Company is currently evaluating its alternatives for next steps. Meanwhile, its legacy ERP systems continue to run the Company's business.

The Company completed its annual impairment test as of June 30 and determined that a goodwill impairment charge of $20.6 million was necessary for its Brazilian POS & Barcode and European Communications reporting units.  During the fourth quarter 2013, the Company recorded pre-tax, non-cash impairment charges of $5.4 million and $15.1 million related to its Europe Communications and Brazilian POS & Barcode reporting units, respectively. The Company's impairment testing included the determination of the reporting unit's fair value using market multiples and discounted cash flows modeling based on recent forecasts, which were discounted using a weighted average cost of capital.  The European Communications impairment charges were a result of reduced forecasts for earnings and cash flows. The Brazil POS & Barcode impairment charge resulted from reduced earnings and cash flow forecast primarily due to general macroeconomic environment and lower expectations of future results. The Company's purchase price for its acquisition of CDC Brasil (now its Brazilian POS & Barcode unit) included an earnout structure with five annual payments through 2015. Earnout payments made to CDC Brasil shareholders have been lower than those forecasted and assumed in the calculation of goodwill at the time of acquisition.

Item 9.01. Financial Statements and Exhibits

(c) Exhibits

99.1 – Press release issued by ScanSource, Inc. on August 22, 2013. The information contained in the attached exhibit is unaudited and should be read in conjunction with the Registrant’s annual and quarterly reports filed with the Securities and Exchange Commission.

99.2 – Presentation Slides for Q4 FY 2013 Financial Results Conference Call issued on August 22, 2013. The information contained in the attached exhibit is unaudited and should be read in conjunction with the Registrant’s annual and quarterly reports filed with the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ScanSource, Inc.

Date: August 22, 2013	By:	/s/ Charles A. Mathis
	Name:	Charles A. Mathis
	Its:	Senior Vice President and Chief Financial Officer